Exhibit 22

SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES

As of December 31, 2024, Regency Centers Corporation owned approximately 99.4% of the outstanding common partnership units of Regency Centers, L.P.

Guaranteed Securities	Issuer	Guarantor
$250 million 3.90% notes due November 1, 2025	Regency Centers, L.P.	Regency Centers Corporation
$100 million 3.81% notes due May 11, 2026	Regency Centers, L.P.	Regency Centers Corporation
$100 million 3.91% notes due August 11, 2026	Regency Centers, L.P.	Regency Centers Corporation
$525 million 3.60% notes due February 1, 2027	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.125% notes due March 15, 2028	Regency Centers, L.P.	Regency Centers Corporation
$425 million 2.95% notes due September 15, 2029	Regency Centers, L.P.	Regency Centers Corporation
$600 million 3.70% notes due June 15, 2030	Regency Centers, L.P.	Regency Centers Corporation
$400 million 5.25% notes due January 15, 2034	Regency Centers, L.P.	Regency Centers Corporation
$325 million 5.10% notes due January 15, 2035	Regency Centers, L.P.	Regency Centers Corporation
$425 million 4.40% notes due February 1, 2047	Regency Centers, L.P.	Regency Centers Corporation
$300 million 4.65% notes due March 15, 2049	Regency Centers, L.P.	Regency Centers Corporation